Exhibit 99.1

FOR IMMEDIATE RELEASE

June 16, 2009

Liberty Media Corporation Announces Extension of QVC Bank Credit Facilities

Englewood, Colo. June 16 - Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) and QVC, Inc. today announced the extension of debt maturities until March 2014.

“We are pleased to complete the extension of QVC’s bank debt,” said Greg Maffei, President and CEO of Liberty.  “The new terms enhance QVC’s capital structure and provide us with further financial flexibility to operate in this retail environment.  Our ability to refinance this debt is reflective of the strength of and confidence in QVC’s business.”

Concurrent with the closing of amendments to the $5.25 billion in bank credit facilities at QVC, Liberty Media retired $750 million of loans at par and QVC cancelled another $18 million of unfunded commitments at no cost.  The remaining $4.48 billion bank credit facility will mature in six tranches between June 2010 and March 2014; 11% of the outstanding principal will be due in 2010; 16% in 2011; 9% in 2012; 9% in 2013; and 55% in 2014.

Lenders consenting to the amendments, which represent $4.998 billion in commitments, received modified terms, including interest rates equal to LIBOR plus a margin that varies between 350 and 550 basis points, depending on the tranche maturity.  QVC’s maximum leverage ratio covenant has been reduced to 3.9x from 4.0x through March 30, 2010; 3.75x through March 30, 2011; 3.50x through March 30, 2012; and 3.0x thereafter.  The loans are secured by the stock and certain assets of QVC and certain of its subsidiaries.

Loans held by non-consenting lenders, which represent $252 million in commitments, will remain under the pricing terms of the previous credit facilities, with such debt maturing in 2011.  Non-consenting lenders will continue to receive a maximum interest margin of LIBOR plus 100 basis points.

Cash used to retire the $750 million of loans came from a combination of $250 million in cash from QVC, $250 million in cash attributed to the Liberty Entertainment group and $250 million in cash attributed to the Liberty Capital group.  The cash from the Liberty Entertainment group and the Liberty Capital group was provided pursuant to secured intergroup loan transactions authorized by the Liberty Media Board of Directors.  The loans are secured by various public stocks attributed to the Liberty Interactive group, accrue interest at a rate of LIBOR plus 500 basis points and are due June 16, 2010.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of any of the Liberty Media tracking stocks, Liberty Entertainment, Inc. (LEI), or shares of the new company to be issued pursuant to the merger agreement with DIRECTV.  The offer and sale of shares in the proposed split-off and the related business combination with DIRECTV will only be made pursuant to one or more effective registration statements. Liberty stockholders and other investors are urged to read the registration statements to be filed with the SEC, including the proxy statement/prospectuses to be contained therein, because they will contain important information about these transactions.  A copy of the registration statements and the proxy statement/prospectuses, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group (NASDAQ:  LMDIA, LMDIB), which includes Liberty’s interests in The DIRECTV Group, Inc., Starz Entertainment, Game Show Network, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:

Courtnee Ulrich

720-875-5420